EXHIBIT 1

                                 NVI MINING LTD.
                            A WHOLLY-OWNED SUBSIDIARY
                          OF BREAKWATER RESOURCES LTD.
                              MYRA FALLS OPERATION
                       VANCOUVER ISLAND, BRITISH COLUMBIA
                           NI 43-101 TECHNICAL REPORT









                                  PREPARED BY:

                              Torben Jensen, P.Eng.
                           Vice President, Engineering
                            Breakwater Resources Ltd.


                                  July 30, 2004

Myra Falls Technical Report
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SUMMARY .......................................................................1

1.0   INTRODUCTION AND TERMS OF REFERENCE......................................5

2.0   PROPERTY DESCRIPTION AND LOCATION........................................6

3.0   ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND
      PHYSIOGRAPHY............................................................11

 3.1  SITE FACILITIES.........................................................11
 3.2  POWER GENERATION........................................................11

4.0   HISTORY.................................................................13

5.0   GEOLOGICAL SETTING......................................................15

6.0   DEPOSIT TYPES...........................................................18

7.0   MINERALIZATION..........................................................20

 7.1  COPPER-LEAD-ZINC-IRON RICH MINERAL ASSEMBLAGE...........................21
 7.2  COPPER-RICH SULPHIDES:..................................................21
 7.3  GOLD-SILVER ASSEMBLAGE:.................................................21

8.0   EXPLORATION.............................................................22

 8.1  THE 1960'S..............................................................23
 8.2  THE 1970'S..............................................................23
 8.3  THE 1980'S..............................................................23
 8.4  THE 1990'S..............................................................24
 8.5  2000 TO PRESENT.........................................................24

9.0   DRILLING................................................................25

10.0  SAMPLING METHOD AND APPROACH............................................27

 10.1 CORE HANDLING...........................................................27
 10.2 CORE LOGGING............................................................27
 10.3 SAMPLING METHODOLOGY....................................................27

11.0  SAMPLE PREPARATION, ANALYSES AND SECURITY...............................28

12.0  DATA VERIFICATION.......................................................29

13.0  ADJACENT PROPERTIES.....................................................30

14.0  MINERAL PROCESSING AND METALLURGICAL TESTING............................31

 14.1 TAILINGS DISPOSAL.......................................................33

15.0  MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES..........................34

16.0  ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES
      AND PRODUCTION PROPERTIES...............................................37

 16.1 MINING OPERATIONS.......................................................37
 16.2 RECOVERABILITY..........................................................37
 16.3 MARKETS.................................................................38
 16.4 CONTRACTS...............................................................38
 16.5 ENVIRONMENTAL CONSIDERATIONS............................................38

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Myra Falls Technical Report
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   16.5.1  ENVIRONMENTAL PERMITS AND LICENSES.................................39
   16.5.2  PROVINCIAL PARK USE PERMITS........................................39
   16.5.3  PROVINCIAL ENVIRONMENTAL PERMITS...................................39
   16.5.4  RECLAMATION PERMITS................................................39
   16.5.5  RECLAMATION AND CLOSURE PLAN.......................................39
   16.5.6  RECLAMATION AND CLOSURE SECURITY...................................39
 16.6   TAXES.................................................................40
 16.7   CAPITAL AND OPERATING COST ESTIMATES..................................40
 16.8   ECONOMIC ANALYSIS.....................................................40
 16.9   PAYBACK...............................................................42
 16.10  MINE LIFE.............................................................43

17.0  OTHER RELEVANT DATA AND INFORMATION.....................................44

18.0  INTERPRETATION AND CONCLUSIONS..........................................45

19.0  RECOMMENDATIONS.........................................................46

20.0  REFERENCES..............................................................47


                                 LIST OF TABLES

TABLE I - REPORTED MINERAL RESERVES AND RESOURCES..............................1
TABLE II - HISTORICAL PRODUCTION DATA: 1995-2003...............................2
TABLE III - FORECAST PRODUCTION: 2004-2010.....................................2
TABLE IV - LONG-TERM PRICING ASSUMPTIONS.......................................3
TABLE V - PROJECTED OPERATING RESULTS: 2004 - 2011.............................3
TABLE 2-1 - MYRA FALLS MINING LEASES...........................................7
TABLE 2-2 - MYRA FALLS FREEHOLD TITLE TO MINERALS..............................7
TABLE 2-3 - MYRA FALLS TWO POST MINING CLAIMS..................................8
TABLE 7-1 - MYRA FALLS DEPOSIT MINERALOGY.....................................20
TABLE 8-1 - EXPLORATION - MINING - DEVELOPMENT CYCLES.........................22
TABLE 9-1  -  ANNUAL DIAMOND DRILL FOOTAGE BY TYPE AND LOCATION...............25
TABLE 15-1 - REPORTED MINERAL RESERVES AND RESOURCES..........................34
TABLE 15-2 - MINERAL RESOURCES................................................35
TABLE 15-3 - MINERAL RESERVES.................................................36
TABLE 16-1 - HISTORICAL PRODUCTION DATA: 1995-2003............................38
TABLE 16-2 - FORECAST PRODUCTION: 2004-2010...................................40
TABLE 16-3 - LONG-TERM PRICING ASSUMPTIONS ...................................41
TABLE 16-4 - PROJECTED OPERATING RESULTS: 2004 - 2011.........................41
TABLE 16-5 - SENSITIVITIES....................................................42

                                 LIST OF FIGURES

FIGURE 2-1 - MYRA FALLS OPERATION LOCATION MAP.................................6
FIGURE 2-2  - MINERAL TITLE AT MYRA FALLS MINE.................................9
FIGURE 2-3  - MAJOR INFRASTRUCTURE LOCATION...................................10
FIGURE 3-1 - MYRA FALLS GENERAL SITE PLAN.....................................12
FIGURE 5-1  - GENERAL GEOLOGY MAP OF VANCOUVER ISLAND.........................15
FIGURE 5-2  - SICKER GROUP STRATIGRAPHY.......................................16
FIGURE 5-3  - SCHEMATIC GEOLOGICAL CROSS SECTION AT MYRA FALLS................17
FIGURE 6-1 - LOCATION OF VHMS DEPOSITS AT MYRA FALLS OPERATIONS...............18
FIGURE 14-1 - MYRA FALLS CONCENTRATOR FLOWSHEET...............................32
FIGURE 16-1 - MYRA FALLS EXPLORATION POTENTIAL................................43

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Myra Falls Technical Report
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SUMMARY

NVI Mining Ltd. ("NVI" or the "Company"), a wholly-owned subsidiary of Breakwater Resources Ltd. ("Breakwater") is the sole owner of the zinc-copper-gold mining and milling operation at Myra Falls on Vancouver Island, British Columbia, Canada. Breakwater Resources Ltd. purchased 100 percent of Boliden Westmin (Canada) Limited on July 23, 2004, and subsequently changed the name of the Company to NVI Mining Ltd.

The Myra Falls operation ("MFO") is located in Strathcona-Westmin Provincial Park in central Vancouver Island, British Columbia. The mine is linked by an asphalt road to the port of Campbell River, 90 kilometres away, where most of the employees live. Campbell River is an important local centre on the east coast of Vancouver Island which is connected by road to the provincial capital, Victoria, and has air links to Vancouver.

The mineral deposits comprise complex metal-zoned volcanogenic massive sulphides contained in the 450 metre thick Myra Formation of the Sicker Group volcanic assemblage. The Myra Formation hosts a geologically diverse collection of mineralized bodies including polymetallic massive sulphides, polymetallic disseminated sulphides, zoned pyritic massive sulphides and stringer sulphide zones. The principal minerals are sphalerite, pyrite and chalcopyrite with minor galena, bornite, tennantite and locally significant secondary copper.

The mineral resource and mineral reserve estimates have been classified in accordance with the CIM Standards on Mineral Resources and Reserves Definitions and Guidelines adopted by the CIM Council on August 20, 2000, that classifies the mineral resources into measured, indicated and inferred categories and mineral reserves into proven and probable categories.

Reported mineral reserves and resources are as follows:

                                   TABLE I - REPORTED MINERAL RESERVES AND RESOURCES

------------------------------------------------------------------------------------------------------------------
                                                    31 DECEMBER, 2003                  31 DECEMBER, 2002
                                          TONNES   ZN     CU      AU     AG     TONNES   ZN     CU     AU    AG
                                          (000S)   (%)    (%)     g/t    g/t    (000S)   (%)    (%)    g/t   g/t
------------------------------------------------------------------------------------------------------------------
Proven and Probable Reserves              7,747    6.3    1.2     1.2    40     8,347    6.7    1.2    1.2   40
Measured and Indicated Resources*        10,388    7.8    1.4     1.7    56    11,041    8.1    1.4    1.6   56
Inferred Resources                        2,284    4.9    1.1     1.4    57     2,478    4.9    1.1    1.4   54
------------------------------------------------------------------------------------------------------------------
*Measured and Indicated Resources include Proven and Probable Reserves.

The current mineral reserve estimate is sufficient for another seven years of production. Being an underground operation, additional mineralization tends to be delineated as mining proceeds. There is potential to further expand the mineral reserve base within the existing operations area as only 50 percent of the Myra Falls property has been explored.

Mining and milling have been carried out on this site since 1966 with a total of
23.9 million tonnes being mined to the end of 2003 producing 2.3 billion pounds of zinc and 770 million pounds of copper. The MFO consists of a 1.25 million tonne per annum underground mine, a milling and flotation plant and associated infrastructure.

There are currently two active underground mines - the H-W and the Battle-Gap - both accessed through a common 716 metre deep vertical shaft. Mining involves three methods - sub-level stoping, drift-and-fill and room and pillar mining. Mined material is loaded by scooptrams into

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Myra Falls Technical Report
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haul trucks and then transported via a system of ore-passes and electric-powered trains to an underground crusher. Ground control is a significant portion of the mining cycle.

Processing involves final crushing, rod and ball milling and flotation with a recently added gravity circuit to improve gold recovery. The final products are zinc concentrate, copper concentrate and a gold concentrate from the gravity circuit. Zinc and copper concentrates produced at Myra Falls are transported to the port of Campbell River for export by ship to world markets. Tailings are deposited in a tailings facility near the plant but up to 55 percent of tailings are returned underground for use as fill material. A paste tails plant was recently commissioned which will extend the life of the tailings facility.

The operation currently employs 358 employees. All of the hourly employees are represented by the Canadian Auto Workers Union - Local 3019.

Production statistics for the past nine years are given in Table II below.


                               TABLE II - HISTORICAL PRODUCTION DATA: 1995-2003

----------------------------------------------------------------------------------------------------------------
                                  1995      1996      1997     1998     1999    2000     2001    2002     2003
----------------------------------------------------------------------------------------------------------------
Milled Tonnes         000 t      1,197     1,268     1,257    1,047      740   1,167      979     774    1,036
Head Grades
Zinc                  %            2.7       3.9       5.4      5.6      5.7     5.0      6.5     7.3      6.5
Copper                %            2.0       1.6       1.5      1.7      1.6     1.7      1.6     1.2      1.4
Gold                  g/t          1.9       1.7       1.6      1.6      1.6     1.6      1.5     1.5      1.5
Silver                g/t         22.5      21.9      21.3     22.9     19.8    26.7     25.1    46.6     44.1
Mill Recoveries
Zinc                  %            82.7     88.3      91.0     88.8     90.1    88.8     90.8    89.2     85.3
Copper                %            89.5     87.6      86.7     87.3     86.5    87.0     85.4    71.5     76.7
Gold                  %            32.6     39.5      39.1     39.4     36.7    39.4     44.1    53.7     53.5
Silver                %            63.1     64.3      64.8     65.1     63.9    69.7     71.1    77.1     74.1
Concentrate
Zinc                  000 t        53.2     87.1     113.9     95.5     69.2    94.8    105.5    93.1    108.0
Copper                000 t        84.7     67.9      63.7     60.2     40.0    66.9     49.6    27.6     42.9
Contained Metal
Zinc                  000 t        26.8     44.0      61.3     51.8     37.9    52.2     57.9    50.4     57.4
Copper                000 t        21.8     17.6      16.5     15.5     10.4    17.5     13.2     6.8     10.7
Gold                  000 oz       28.3     27.8      24.6     21.6     13.6    24.2     20.3    19.9     27.3
Silver                000 oz      442.0    424.9     388.9    356.4    204.7   524.6    387.5   601.0    720.9
----------------------------------------------------------------------------------------------------------------

A long-term plan has been developed to the year 2010 that is based on mining and processing only the proven and probable mineral reserves at a rate of up to 1.19 million tonnes per annum.

Table III shows the forecast production for years 2004 to 2010.

                   TABLE III - FORECAST PRODUCTION: 2004-2010

                 ------------------------------------------------
                                                           Total
                 ------------------------------------------------

                 Milled tonnes                    000 t    7,577
                 Head Grades
                 Zinc                             %          7.0
                 Copper                           %          1.3
                 Gold                             g/t        1.4
                 Silver                           g/t       46.0
                 Mill Recoveries
                 Zinc                             %         91.5
                 Copper                           %         76.1
                 Concentrate Prod.
                 Zinc                             000 t      889
                 Copper                           000 t      287
                 Contained Metal
                 Zinc                             000 t      530
                 Copper                           000 t       97
                 Gold                             000 oz   334.1
                 Silver                           000 oz  11,328
                 ------------------------------------------------

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A financial model was prepared based on the metal prices, currencies and treatment and refining charges listed in Table IV.

                    TABLE IV - LONG-TERM PRICING ASSUMPTIONS

                 ------------------------------------------------
                 Commodity Prices
                 Zinc                      US(cent)/lb.     51.2
                                           US$/t           1,129
                 Copper                    US(cent)/lb.     98.0
                                           US$/t           2,160
                 Gold                      US$/oz            379
                 Silver                    US$/oz           5.61

                 Exchange Rates            US$/C$           1.33
                 Treatment Charges
                 Zinc                      US$/t             160
                 Copper                    US$/t              62
                 Refining Charges
                 Copper                    US(cent)/lb.      6.2
                 ------------------------------------------------

Projected operating costs for the years 2004 through 2011 are summarized in Table V.

               TABLE V - PROJECTED OPERATING RESULTS: 2004 - 2011

                 ------------------------------------------------
                                                            Total
                 ------------------------------------------------

                 Milled Tonnes               000 t          7,577
                 Payable Metal
                 Zinc                        000 lbs.     908,016
                 Copper                      000 lbs.     155,352
                 Silver                      000 oz         4,739
                 Gold                            oz       105,067

                 Smelter Revenue             000's        913,251
                 Smelter Treatment Charges               (294,175)
                 Transportation                           (67,963)
                 Operating Cost                          (452,312)
                 Operating Cash Flow                       98,801

                 Mining Tax                                (1,976)

                 Capital                     000's        (88,269)

                 Cashflow                                   8,556

                 US$/lb./Payable Zinc                       0.440
                 ------------------------------------------------
                 Operating Cost/t Milled                    59.70
                 ------------------------------------------------

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Myra Falls Technical Report
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Operating and capital costs were developed to coincide with the forecast production plan. Projected operating costs are consistent with historical numbers and average $59.70 per tonne milled over the period. Capital costs include required mine development, equipment replacement and the completion of the upgrade to the tailings management facility. In addition, allowances have been included in 2011 for closure.

The long-term plan estimates the production of 0.9 billion pounds of payable zinc and 155 million pounds of payable copper.

The long-term plan is sensitive to metal prices, exchange rates, operating and capital costs, head grade and smelter charges.

Breakwater should review the potential of increasing resources and reserves at the Myra Falls operation and implement an exploration plan once this review has been carried out.

Exploration work must be conducted in the near future to determine the existence of deposits; determine the extent to which mineral resources can be upgraded to mineable tonnage; and endeavour to make such material available for mining within the current mine plan.

CAUTIONARY STATEMENT ON FORWARD LOOKING STATEMENTS

This Report may include certain forward-looking statements (within the meaning of applicable U.S. securities laws) relating to Breakwater, NVI and the MFO, including mineral resource and mineral reserve estimates, production capacities, operating and capital costs, exchange rates, products to be produced and demand for such products. Inherent in such forward-looking statements are risks and uncertainties well beyond the ability of Breakwater or NVI to predict or control. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this Report. These forward-looking statements should not be relied upon as representing any party's views as of any date subsequent to the effective date of this Report.




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1.0     INTRODUCTION AND TERMS OF REFERENCE

The Myra Falls technical report has been prepared to satisfy National Instrument 43-101 Section 4.2 - Obligation to File a Technical Report in Connection with Certain Written Disclosure Concerning Mineral Projects on Material Properties.

Breakwater purchased 100 percent of Boliden Westmin (Canada) Limited, the sole owner of the zinc-copper-gold mining and milling operation at Myra Falls on Vancouver Island, British Columbia, Canada which constitutes a material change in respect of the affairs of Breakwater. Subsequently, Breakwater changed the name of the Company to NVI Mining Ltd. The technical report has been prepared in support of the first time disclosure by Breakwater of mineral resources and mineral reserves for the Myra Falls operation.

Information and data has been collected from two visits to the site by the author. The first visit was from January 6-13, 2004, and the second visit was from March 4-5, 2004. Information collected included monthly operating reports which detail operating costs and mill recoveries, geological reports on exploration and mineral reserves, closure plans, the 2004 mine operating budget and the long term plan for the MFO.

The views expressed by the author in this technical report have been based on the fundamental assumptions that the required management resources and pro-active management skills and access to adequate capital necessary to achieve the long-term plan projections for the mining assets are provided as projected.

The author has conducted a comprehensive review and assessment of all material issues likely to influence the future operations of the MFO. The long-term plan, as provided to the author has been reviewed in detail for appropriateness, reasonableness and viability, including the existence of, and justification for, any departures from historical performance. Where material differences were found, these were discussed with site personnel and adjusted where considered appropriate. The author considers that the resulting projections have been based upon sound reasoning, engineering judgement and achievable mine plans, within the context of the risks associated with the global mining industry.



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2.0     PROPERTY DESCRIPTION AND LOCATION

The MFO is located at the southern end of Buttle Lake in Strathcona-Westmin Provincial Park on Vancouver Island, British Columbia at a latitude of 49o 33' 14" N and a longitude of 125o 33' 38" W. Strathcona-Westmin Provincial Park is a class "B" provincial park that covers all of the Company's land holdings and is surrounded by the class "A" Strathcona Provincial Park. The Myra Falls mine operates under the Strathcona-Westmin Master Plan and is the only provincial park in British Columbia in which mining is permitted.

                 FIGURE 2-1 - MYRA FALLS OPERATION LOCATION MAP





                                   [PICTURE]





         From Boliden Westmin (Canada) Limited

Myra Falls mining properties comprise 3,637.59 hectares held under surveyed mining leases, surveyed freehold title to minerals and unsurveyed two post mining claims.

Title to mineral claims and mining leases is issued and administered by the Mineral Titles Branch, Ministry of Energy and Mines ("MEM"), and is subject to all provisions in the Mineral Tenure Act. A claim or lease title conveys to the holder the right to all minerals as defined in the Mineral Tenure Act and which were available at the time of location or have subsequently become available under the terms of the Act.

The total area held by mining lease is 2,209.97 hectares. Title to the land is maintained by yearly rental payments to the MEM. There are no work requirements for maintaining a lease. Each

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Myra Falls Technical Report
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lease is for a fixed term, which is renewable. The title gives the right to exploit the minerals, subject to obtaining all other mining production permits.


                                          TABLE 2-1 - MYRA FALLS MINING LEASES

-----------------------------------------------------------------------------------------------------------------------
        Tenure number   Disposition name          Area       Lease issue date    End of lease term     NTS map area
                                               (hectares)
                                                surveyed
-----------------------------------------------------------------------------------------------------------------------
  1         201320            Lease 26               496.20        27-Mar-1986           27-Mar-2007     092F/12E
-----------------------------------------------------------------------------------------------------------------------
  2         201321            Lease 27               680.20        27-Mar-1986           27-Mar-2007       "" ""
-----------------------------------------------------------------------------------------------------------------------
  3         201322            Lease 28               508.10        27-Mar-1986           27-Mar-2007       "" ""
-----------------------------------------------------------------------------------------------------------------------
  4         201323            Lease 29               493.80        27-Mar-1986           27-Mar-2007       "" ""
-----------------------------------------------------------------------------------------------------------------------
  5         201324            Lease 51                31.67        04-Jul-1962           04-Jul-2021       "" ""
-----------------------------------------------------------------------------------------------------------------------
                                                   2,209.97
-----------------------------------------------------------------------------------------------------------------------

Freehold title to minerals is maintained by payment of a Mineral Land tax. Freehold title is administered by the Land Title Branch, Ministry of Attorney General. The total land area is 317.62 hectares. All of the lands have been surveyed as district lots.


                            TABLE 2-2 - MYRA FALLS FREEHOLD TITLE TO MINERALS

------------------------------------------------------------------------------------------------------------
      District lot     Original name     Parcel ID number  Area (hectares) Date of original   NTS map area
         number                                                                 grant
------------------------------------------------------------------------------------------------------------
  1       L1340     PEARL                   000-312-576         13.07         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
  2       L1341     betty (lower case)      000-049-328          7.77         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
  3       L1342     ELWOOD                  000-312-584          6.59         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
  4       L1344     BEAR PAW                000-039-195         19.32         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
  5       L1345     BEAVER PAW              000-039-209         19.79         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
  6       L1346     RIGHT PAW               000-039-187         20.36         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
  7       L1347     LEFT PAW                000-039-217         14.00         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
  8       L1659     MINK                    000-039-336         15.54         20-May-1964       092F/12E
------------------------------------------------------------------------------------------------------------
  9       L1660     LYNX                    000-049-352         11.64         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
 10       L1661     COUGAR                  000-049-379         10.89         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
 11       L1663     BLUE GROUSE             000-049-387          8.14         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
 12       L1664     BLUE JAY                000-049-409          9.19         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
 13       L1665     RED SQUIRREL            000-049-425         11.54         20-May-1964       092F/12E
------------------------------------------------------------------------------------------------------------
 14       L1666     GREY SQUIRREL           000-049-468         10.96         23-Aug-1965       092F/12E
------------------------------------------------------------------------------------------------------------
 15       L1667     BESSIE B.               000-049-476         18.68         20-May-1964       092F/12E
------------------------------------------------------------------------------------------------------------
 16       L1668     SOUTH PAW               000-049-492         17.67         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
 17       L1669     WEST PAW                000-049-506         20.40         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
 18       L1670     NORTH PAW               000-049-557         12.95         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
 19       L1671     EAST PAW                000-049-573         20.85         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
 20       L1971     BOULDER                 000-312-592         11.94         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
 21       L1972     BARITE                  000-312-631         18.11         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
 22       L1973     RAVEN                   000-312-649         11.72         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
 23       L1974     BETTY                   000-312-649          6.50         26-Jan-1972       092F/12E
------------------------------------------------------------------------------------------------------------
                                                               317.62
------------------------------------------------------------------------------------------------------------

All mining claims are unsurveyed two post claims. The approximate area is 1,100 hectares. A mining claim provides exclusive exploration rights only, that are maintained by the continual

--------------------------------------------------------------------------------
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Myra Falls Technical Report
--------------------------------------------------------------------------------

performance and reporting of work by due dates (anniversaries of recording). The current due dates for work are in 2007, due to a recent filing.


                                    TABLE 2-3 - MYRA FALLS TWO POST MINING CLAIMS

--------------------------------------------------------------------------------------------------------------------
        Tenure number  Disposition name    Approximate   Original recorded    Due date for next     NTS map area
                                              area              date           assessment work
                                           (hectares)
                                           unsurveyed
--------------------------------------------------------------------------------------------------------------------
  1        201378      W. NO. 17               25           24-May-1961          24-May-2007          092F/12E
--------------------------------------------------------------------------------------------------------------------
  2        201370      W. NO. 7                25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  3        201371      W. NO. 8                25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  4        201372      W. NO. 10               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  5        201373      W. NO. 12               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  6        201374      W. NO. 13               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  7        201375      W. NO. 14               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  8        201368      W. NO. 5                25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  9        201377      W. NO. 16               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  10       201367      W. NO. 4                25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  11       201379      W. NO. 18               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  12       201376      W. NO. 15               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  13       201369      W. NO. 6                25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  14       201366      W. NO. 3                25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  15       201492      W-100                   25           13-Jun-1963          13-Jun-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  16       201461      W-75                    25           03-Apr-1962          03-Apr-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  17       201462      W-76                    25           03-Apr-1962          03-Apr-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  18       201463      W-77                    25           03-Apr-1962          03-Apr-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  19       201464      W-78                    25           03-Apr-1962          03-Apr-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  20       201465      W-79                    25           03-Apr-1962          03-Apr-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  21       201486      W-80                    25           17-May-1962          17-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  22       201487      W-81                    25           17-May-1962          17-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  23       201491      W-87                    25           08-Nov-1962          08-Nov-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  24       201415      W 56                    25           22-Dec-1961          22-Dec-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  25       201493      W-116 FR                25           13-Aug-1963          13-Aug-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  26       201494      W-121                   25           08-May-1964          08-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  27       201495      W-122                   25           08-May-1964          08-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  28       201488      W-82                    25           17-May-1962          17-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  29       201407      W. NO. 64               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  30       201380      W. NO. 19               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  31       201381      W. NO. 20               25           24-May-1961          24-May-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  32       201403      W. NO. 59               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  33       201404      W. NO. 61               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  34       201460      W-74                    25           03-Apr-1962          03-Apr-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  35       201406      W. NO. 63               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  36       201459      W-72                    25           03-Apr-1962          03-Apr-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  37       201408      W. NO. 65               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  38       201409      W. NO. 66               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  39       201410      W. NO. 67               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  40       201411      W. NO. 68               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  41       201412      W. NO. 69               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  42       201413      W. NO. 70               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  43       201414      W. NO. 71               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
  44       201405      W. NO. 62               25           18-Jan-1962          18-Jan-2007           "" ""
--------------------------------------------------------------------------------------------------------------------
                                            1,110
--------------------------------------------------------------------------------------------------------------------

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The location of all known mineralized zones, mineral resources, mineral reserves and mine workings, existing tailings ponds, and waste deposits relative to the property boundaries can be found on Figures 2-3, 3-1 and 6-1.

The Company owns 100 percent of the property. There are no royalties, back-in rights, payments or other agreements and encumbrances to which the property is subject.

Environmental liabilities and permits are discussed in Section 16.5.

In addition to the land holdings at the mine site, the Company leases a 2.14 hectare upland property on Tyee Spit for storage and shiploading of concentrates at the Discovery Terminal facility in Campbell River. The land is held under a sublease with the Campbell River Indian Band Development Company ("CRIBCO") who in turn lease this First Nations reserve land (under permit number 5556-172 in the Indian Land Registry) from the Government of Canada. The lease of the upland property expires on December 31, 2011. The Company also leases a 5.95 hectare water lot from the Province of British Columbia which expires in 2016.

                  FIGURE 2-2 - MINERAL TITLE AT MYRA FALLS MINE




                                   [PICTURE]




         From Boliden Westmin (Canada) Limited

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                   FIGURE 2-3 - MAJOR INFRASTRUCTURE LOCATION









                                   [PICTURE]










From Boliden Westmin (Canada) Limited



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3.0     ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The site is linked by a 90 kilometre paved road to Campbell River on the east coast of Vancouver Island and also by paved road to the west coast of Vancouver Island via the town of Gold River. In addition to mining, the main industries in and around Campbell River, a community of some 30,000 inhabitants, are forestry, pulp/paper, fishing and tourism. The town is connected by road to the provincial capital, Victoria, 270 kilometres away and there are regular air services to Vancouver.

The mine and other installations are located on the floor of the Myra Valley at an elevation of around 275 metres above sea level. On both sides of the valley are steep, rugged mountains rising to around 1,850 metre above sea level. The lower slopes are covered by forest comprising fir, hemlock and cedar. Alpine meadow occurs at higher elevations and the summits are bare rock with local glacial ice.

Precipitation is high, reaching the equivalent of 2,500 millimetres of rain per year, which may include up to three metres of snow in winter. The temperature may range from 28o C in summer to -18o C in winter.

3.1     SITE FACILITIES

The MFO consists of a 1.25 million tonne per annum underground mine, a milling and flotation plant and associated infrastructure. There are currently two active underground mines - the H-W and the Battle-Gap - both accessed through a common 716-metre-deep vertical shaft.

The central office, workshop and warehouse are located adjacent to the mine (Figure 3-1). There are also underground maintenance shops for mining equipment in the H-W mine and Battle-Gap mine. There is a camp facility at the mine site for those employees required to work extended shift schedules. Otherwise, personnel live in Campbell River or elsewhere in the surrounding region.

The concentrates produced at the mill are transported 90 kilometres in 38-tonne truck/trailer units to the Discovery Terminal at Campbell River where the Company operates concentrate storage and loading facilities. These include a covered concentrate storage area with a capacity of 20,000 tonnes each for zinc and copper concentrates as well as docking and loading facilities capable of handling 30,000 - 50,000-tonne vessels.

3.2     POWER GENERATION

The MFO uses between 15 megawatts of power during the winter and 12 megawatts of power during the summer. All power is generated on site.

There are two hydro-electric power stations on site fed by lakes above the mine site. Jim Mitchell Lake feeds the 8.2 megawatt Thelwood power station which is driven by a Gilkes impulse pelton wheel. Tennent Lake feeds the 3.0 megawatt Tennent power station which is also driven by a Gilkes impulse pelton wheel, similar to the Thelwood unit.

In addition to the hydro plants, a 12 megawatt diesel generating plant is maintained. During the wet months, both hydro plants operate at maximum capacity and diesel generators provide the

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remaining 4 megawatts of power. Depending on lake levels, as little as 0.5 megawatts of hydro electric power is available during the dry season.


                    FIGURE 3-1 - MYRA FALLS GENERAL SITE PLAN





                                   [PICTURE]





         From Boliden Westmin (Canada) Limited



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4.0     HISTORY

There have been over 100 years of mineral exploration activity in central Vancouver Island and over three decades of active mining at Myra Falls.

In 1918, James Cross and Associates of Victoria staked claims in the Myra Falls/Buttle Lake area covering the H-W, Lynx, Price and Myra mines. Today, these claims make up a sizeable portion of the Myra Falls property holdings.

Following the discovery of the Lynx mineralization, evaluating the underground deposits was the next challenge. The Paramount Mining Co. of Toronto started the first development work in the area during the 1920's, but inconclusive findings, along with the remoteness of the area and depressed metal prices, resulted in little work being done in the Myra Valley until 1959, when the Reynolds Syndicate acquired the claims. This group then sold the claims to Western Mines Limited in 1961.

In 1966, the Lynx mine started as an open pit operation and by late 1967 was producing 860 tonnes per day containing gold, silver, copper, lead and zinc. As mining of the Lynx open pit continued, diamond drilling established underground mineral reserves. A shaft was sunk to a depth of 335 metres with horizontal levels at 46 metre intervals. Exploration results were favourable and the company decided to bring this underground operation into production. The Lynx open pit mine was completed in 1975. The Lynx underground mine produced approximately 8,500 tonnes per month until operations were suspended in 1993.

Prior to 1966, the year Western Mines Limited built the 50 kilometre highway along the east side of Buttle Lake, all workers, construction equipment, materials and supplies were transported to the site by boat or barge on Buttle Lake.

The Myra mine deposits were discovered in late 1969 and underground development quickly accessed these high-grade deposits. This mine operated from 1972 to 1986 and produced over one million tonnes that was rich in gold, silver and zinc.

The Price mine, another of the three original deposits discovered in the area, lies adjacent to the Myra mine, but on the other side of Mt. Myra. This mine's development has been limited and it has not yet been brought into production.

In 1972, Brascan Resources Ltd. acquired a controlling interest in Western Mines Limited.

In 1976, an aggressive exploration program was initiated to offset the inevitable decline in the Lynx and Myra mineral reserves. In late 1979, this program was successful in locating the large massive sulphide deposit now known as the H-W deposit, named after Harold Wright, the first President of Western Mines Limited.

In 1981, Western Mines Limited merged with Brascan Resources to become Westmin Resources Ltd. Between 1982 and 1985, a new tailings disposal facility was installed and commissioned.

Following additional drilling, development and feasibility studies at the new H-W mine, a 716-metre, six-compartment shaft was completed. This is serviced by a 49 metre-high headframe. In 1985, after completion of a 1.4 kilometre conveyor to the new mill, the mill itself and a number of support facilities, initial production averaged 2,700 tonnes per day. Mill production capacity was later increased to 3,650 tonnes per day in 1989.

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In 1991, the Battle and Gap deposits were discovered. The Lynx underground mine closed in 1993. In 1995, the Marshall deposit was discovered. In 1996, mining in the Battle-Gap zone commenced.

Boliden Limited acquired the MFO through its take-over, in January 1998, of Westmin Resources Ltd. and subsequently transferred the Myra Falls assets to its wholly-owned subsidiary, Boliden Westmin (Canada) Limited (BWCL).

In December 1998, Boliden temporarily suspended mining operations at Myra Falls and successfully implemented an action plan to deal with difficult ground conditions. The plan included stope and access route rehabilitation and development as well as maintenance work. Mining operations resumed at Myra Falls in March 1999.

The operation was shutdown from December 2001 to March 2002 as the organization was restructured to compete with falling metal prices.

On July 23, 2004, Breakwater Resources Ltd. purchased all the outstanding shares of the Company from Boliden Limited. Subsequently, Breakwater changed the name of the Company to NVI Mining Ltd.




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5.0     GEOLOGICAL SETTING

Volcanic hosted massive sulphide ("VHMS") deposits on Vancouver Island, including those at Myra Falls, are hosted by ancient island arc systems of the Paleozoic Sicker Group. The Sicker Group is considered part of the allochthonous Wrangellia terrane, which in turn is part of the Insular Belt of the Canadian Cordillera.

              FIGURE 5-1 - GENERAL GEOLOGY MAP OF VANCOUVER ISLAND





                                   [PICTURE]





         (From British Columbia Geological Survey)

The Wrangellia terrane has three major volcano-sedimentary cycles and can be traced for 2,000 kilometres from the southern tip of Vancouver Island northward to south-central Alaska. At Myra Falls, the oldest volcanic cycle is the Devonian to Mississippian aged Sicker Group volcanic rocks, which are conformably overlain by limestone of the Permian aged Buttle Lake Formation. The second volcanic cycle is the Vancouver Group; comprised of Triassic aged Karmutsen Formation tholeiitic volcanic rocks, overlain by limestone of the Quatsino Formation. The third cycle is the Bonanza Group volcanic rocks.

The Sicker Group is exposed on Vancouver Island in several fault-bounded uplifts (Fig. 5-1). At Myra Falls, the Sicker Group, in order of decreasing age, comprises the basement Price Formation andesite, Myra Formation felsic to mafic volcanic rocks, Thelwood Formation mafic fine-grained volcaniclastic rocks, Flower Ridge Formation mafic breccias and sills, and Buttle Lake limestone.

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                     FIGURE 5-2 - SICKER GROUP STRATIGRAPHY







                                   [PICTURE]








(Adapted from Juras, 1987)

The Price Formation (Fig. 5-2) is the stratigraphic basement within the Buttle Lake uplift and is at least 300 metres thick consisting of feldspar, +/- pyroxene, porphyritic basaltic andesite flows and flow breccias with lesser volcaniclastic deposits. Rocks from this unit are moderate to strongly altered with chlorite + epidote + albitic plagioclase +/- actinolite assemblages.

The Myra Formation is 310 to 440 metres thick and conformably overlies the Price Formation. The Myra Formation consists of rhyolitic volcanic flows, volcaniclastic, and intrusive rocks with lesser sedimentary units. The volcanic rocks are predominantly intermediate in composition, consisting of flows and flow breccias, and subaqueous volcaniclastic rocks emplaced by sediment gravity flow processes. Sedimentary units include heterolithic volcaniclastic breccia and lesser sandstone, siltstone, argillite, and chert.



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          FIGURE 5-3 - SCHEMATIC GEOLOGICAL CROSS SECTION AT MYRA FALLS






                                   {PICTURE]






         (From Chong, Becherer, Sawyer, Palmer and Bakker, 2003)


The Thelwood Formation conformably, and in places unconformably, overlies the Myra Formation. The Thelwood Formation is 270 to 500 metres thick and is characterized by thin-bedded, fine-grained mafic volcaniclastic turbidites, tuffs, volcaniclastic debris flows, and penecontemporaneous mafic sills. Turbidite beds are 5 to 30 centimetres thick and grade upward from coarse-grained crystal-lithic mafic sandstone to pale green, laminated siltstone-mudstone. Volcanic debris flows are 1 to 10 centimetres thick, moderately well sorted, crudely stratified, and consist mainly of gravel to pebble-sized mafic clasts. Mafic sills are 1 to 10 metres thick

The VHMS deposits are hosted by the Myra Formation and are associated with two rhyolite horizons, the at-depth H-W Horizon and the near-surface Lynx-Myra-Price ("L-M-P") Horizon (Fig. 5-3).


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6.0     DEPOSIT TYPES

The Myra Falls property has 12 known deposit areas. Each deposit area represents a cluster of individual lenses. Six of the twelve known deposits have pre-mining tonnages greater than 1.0 million tonnes. The overall average deposit size for the Myra Falls VHMS district is 3.4 million tonnes with grades of 1.8 percent copper, 0.4 percent lead, 5.7 percent zinc, 2.0 g/t gold, and 38.2 g/t silver. Deposits within the mineral resource range from 0.2 million tonnes for the relatively undefined copper-rich Trumpeter Zone to 22.1 million tonnes for the pyrite-rich polymetallic H-W deposit.

         FIGURE 6-1 - LOCATION OF VHMS DEPOSITS AT MYRA FALLS OPERATIONS



                                   [PICTURE]





                                   [PICTURE]




         (From Chong, Becherer, Sawyer, Palmer and Bakker, 2003)

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VHMS mineralization associated with the H-W Horizon is typically at or proximal to the Price Formation andesite contact. VHMS deposits immediately overlying the Price Formation andesite contact are the 22 million tonne H-W deposit and the six million tonne Battle deposit. The H-W Horizon also has subordinate but economically significant mineralization within stacked lenses located 10 to 70 metres above the larger deposits. In mine terminology these stacked lenses are known as Upper Zone mineralization. In the Battle deposit area, Upper Zone mineralization is hosted by felsic volcaniclastic rocks proximal to the base of or within quartz feldspar porphyry flow-dome complexes.

VHMS mineralization in the L-M-P Horizon is located in the upper portion of the Myra Formation. These deposits were the first to be exploited on the property due to their surface exposure. The L-M-P mineral lenses are high-grade polymetallic VHMS deposits having spatial associations to rhyolite rocks in the stratigraphic footwall and a mafic sill located in the immediate hangingwall.

The near surface L-M-P Horizon has a 7.2 million tonne pre-mining mineral resource with an average deposit size of 2.4 million tonnes. There are an estimated 120 individual lenses within the Lynx deposit along a 2,750 metre strike length. The mineralization occurs as a folded and faulted array of lenses varying in size from 10,000 to 150,000 tonnes. Lens dimensions range from 3 to 6 metres thick, 30-60 metre dip length and 90 to 120 metre strike length.

The deposits in the Upper Rhyolite, the Lynx, Myra and Price zones are roughly aligned along a parallel trend south west of - and at a higher level than - the main H-W - Battle-Gap trend.

The at-depth H-W Horizon has a current pre-mining mineral resource of 33.7 million tonnes with an average deposit size of 3.7 million tonnes. Deposits within the H-W Horizon are primarily classified as zinc-copper type and include the H-W deposit and its adjacent lenses. The Battle and Gap deposits also fall within the zinc-copper group in spite of their high lead and zinc values relative to other deposits on the property.

Also, the H-W Horizon is the zinc-lead-copper deposit type exemplified by the Ridge Zone West, Ridge Zone East, and Marshall Zones. These deposits are located approximately one kilometre west of the current infrastructure. They may represent distal mineralization peripheral to the main hydrothermal system. Wide-spaced exploration style diamond drilling has been carried out on these deposits. Other zinc-copper deposit types west of the Battle deposit area may remain to be discovered.

There are a number of smaller sulphide lenses between and beyond the main deposits. These include the Extension and the 43 Block, which represent part of the current mineral reserve, as well as more outlying bodies such as the Trumpeter, Marshall and Ridge Zones which already contribute to the mineral resource. The last three may contribute more with further exploration.

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7.0     MINERALIZATION

Sulphide mineralogy at Myra Falls is typical of most VHMS deposits. The common sulphide minerals present in order of decreasing abundance are pyrite, sphalerite, chalcopyrite, and galena. Less common sulphides are pyrrhotite, arsenopyrite (Walker, 1985) and the copper-rich sulphides bornite, renierite, and anilite (Robinson, 1992; Sinclair, 2000).

Common sulfate and sulphosalt minerals present are barite and tennantite, respectively. A late stage silver-gold rich mineral assemblage includes stromeyerite and electrum (Sinclair, 2000). Table 7-1 lists the deposit minerals present at Myra Falls, their general chemical formulas, and some of the more significant elemental associations.


                    TABLE 7-1 - MYRA FALLS DEPOSIT MINERALOGY




                                   [PICTURE]




Three main mineral assemblages have been identified. These are a copper-lead-zinc-iron rich mineral assemblage, a copper-rich mineral assemblage, and a late stage silver-gold rich

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assemblage for the Battle deposit. Since the Battle deposit has a similar but enhanced sulphide mineralogy relative to other deposits at Myra Falls, the assemblages outlined by Sinclair (2000) will be used to discuss the deposit mineralogy.

7.1     COPPER-LEAD-ZINC-IRON RICH MINERAL ASSEMBLAGE

Common minerals for the copper-lead-zinc-iron assemblage are pyrite, sphalerite, galena, chalcopyrite, and tennantite.

Pyrite has a wide range of textures including microscopic framboids, ring structures, fine-grained disseminated euhedra, fine-grained spongy pyrite, and annealed coarse-grained porphyroblasts (Robinson, 1992; Sinclair, 2000). The framboids, ring structures, and fine-grained spongy pyrite are interpreted as primitive textures formed during VHMS mineral deposition (Sinclair, 2000). Coarse-grained porphyroblasts and cataclastic textures are interpreted to be the result of metamorphism and deformation. Pyrite has gold and arsenic associations identified by ion microprobe (Wilson, 1993) with gold values between 25-1000 ppb.

In the Battle-Gap deposit and Upper Zone areas much of the sphalerite is a low-iron variety averaging approximately 0.6 wt. percent (Robinson, 1992; and Sinclair, 2000) and is commonly referred to as "honey" sphalerite. In the H-W and Lynx deposits the sphalerite is darker gray in colour due to a relatively higher iron content. In thin section, sphalerite crystals exhibit textures resulting from metamorphism. These textures include coarsening of individual crystals, 120 degree triple points between sphalerite crystals, and the migration of chalcopyrite to triple point junctions and grain boundaries (Sinclair, 2000).

Galena at Myra Falls occurs as recrystallized anhedral masses and grains interlocked with tennantite and barite. Chalcopyrite is generally remobilized. The sulphosalt present is the arsenic-rich end member tennantite.

7.2     COPPER-RICH SULPHIDES:

Bornite is common within the Gap deposit, Upper Zone mineralization, the Bornite lens and the NE portion of the H-W Main lens. Renierite, also known as orange bornite, occurs as rounded grains in bornite, or in sphalerite where bornite is abundant. Anilite is a "blue" copper rich sulphide that is part of the chalcocite group (Robinson, 1992; Sinclair, 2000).

Trace minerals are rutile, tellurides and colusite. The tellurides of altaite, hessite, and pilsenite commonly occur as microscopic inclusions in tennantite and galena. Colusite occurs exclusively in the Gap and Upper Zone deposits as rounded blebs in sphalerite, pyrite, and bornite (Sinclair, 2000).

7.3     GOLD-SILVER ASSEMBLAGE:

Gold within the Gap and Upper Zone mineralization above the Battle deposit occurs as submicroscopic inclusions at grain boundaries and scattered grains of gold or electrum (Sinclair, 2000). In 2000, a mine geology staff member observed a one metre thick gold enriched barite bed with stromeyerite-tennantite-electrum (+/-manganese) veining located in the immediate hangingwall to the polymetallic zinc-lead-copper-barium enriched portion of the H-W deposit. This baritic bed sample had an outstanding total metallic precious metal assay of 5,000 grams of gold per tonne and 5,379 grams of silver per tonne.

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8.0     EXPLORATION

The first documented exploration and mineral prospecting in central Vancouver Island began in 1865 with the John Buttle expedition. The expedition ventured from the west coast fishing village of Tofino, up Bedwell Sound and the Bedwell River valley into what is now the southern margin of Strathcona Park. This was the first recorded sighting of what is now Buttle Lake.

In 1910, the Price Ellison Expedition ventured into the Buttle Lake area. Ellison's recommendation to the provincial legislature led to the Strathcona Park Act in 1911, protecting the first and oldest provincial park in British Columbia. Mineral prospecting and staking was opened up shortly afterwards and the first claims were staked in 1918. The outcome was the discovery of the surface expressions for the Lynx, Myra, and Price deposits in Myra and Thelwood valleys. Sporadic exploration continued until 1961.

In 1961, Western Mines Limited acquired the property from the Reynolds Syndicate. Exploration and mineral definition drilling focused on the Lynx showings in Myra valley outlining an initial mining reserve of 1.9 million tonnes. Mining started in the Lynx open pit in 1966 and was quickly followed by underground mining.

Since the opening of the Lynx mine, there have been four subsequent phases of exploration, development and mining ("E-D-M") from four past and current producing mines. Each cycle has taken about a decade to run its course, with some minor overlap (Table 8-1). Initiation of each cycle commenced with the need to discover new resources, as existing resources were being depleted.


              TABLE 8-1 - EXPLORATION - MINING - DEVELOPMENT CYCLES





                                   [PICTURE]





     (From Chong, Becherer, Sawyer, Palmer and Bakker, 2003)

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8.1     THE 1960'S

Exploration during the 1960's emphasized the near surface Lynx showings (Fig. 6-1). Development and mining began on the Lynx open pit in 1966 at a rate of 600 to 900 tonnes per day. Underground mining followed shortly thereafter, with an original mineral reserve estimate of 1.9 million tonnes. Boat access to the property was upgraded with the building of a road along the east shoreline of Buttle Lake. The road connected the mine site to the town of Campbell River. Surface infrastructure facilities were constructed with much of the raw material being logged, milled, or excavated on site.

8.2     THE 1970'S

Durng the 1970's, exploration, development, and mining continued on the near surface L-M-P Horizon showings and deposits. The Lynx mine continued to operate and production began at the Myra mine during 1972 at a rate of 200 to 400 tonnes per day. Total production from the Myra mine was 1.0 million tonnes at 3 grams of gold per tonne, 160 grams of silver per tonne, 1.0 percent copper, 1.5 percent lead, and 9.5 percent zinc.

In 1976, recognizing a decline in the mineral inventory, an aggressive exploration program was launched. The exploration program utilized recent developments in the understanding of VHMS deposits from the Canadian Shield.

One key development was the understanding that deposits are hosted in relatively thick, multi-cyclic volcanic piles, and sulphide mineralization is found in the second or higher cycle, at or near the base of the host cycle. The base of the host Myra Formation for the L-M-P deposits was not defined at the time. Following assessment of the property for its volcanic stratigraphy, structural deformation, style of mineralization and hydrothermal alteration, a decision to drill the north limb of the Myra anticline below the L-M-P Horizon was made. This decision was rewarded by discovery of the large tonnage H-W deposit, 400 metres below the Myra valley floor in December, 1979.

8.3     THE 1980'S

H-W deposit delineation, development, and production was the focus for the 1980's, concurrent with exploration of both the L-M-P Horizon and the newly discovered H-W Horizon. Accelerated diamond drilling on the H-W deposit resulted in a positive production decision and the H-W mine was commissioned in 1985. Continued exploration lead to the discovery of along-strike equivalents of both mineralized horizons. Discoveries were made on the West G and S Zones of the L-M-P Horizon. On the new H-W Horizon, discoveries were made immediately northeast of the H-W deposit on the 42 and 43 Block lenses.

Approximately three kilometres west of the H-W deposit, crosscuts spaced 150 metres apart were driven north of the existing Lynx mine workings during 1988. These crosscuts provided diamond drill platforms to explore the newly interpreted H-W Horizon trend. As a result of exploration diamond drilling in 1989 and 1990, over fifty mineralized intersections were cored on what is now known as the Ridge Zone West and Ridge Zone East areas. These intersections range from 0.2 to 22.5 metres in thickness. A preliminary mineral resource estimate of 668,000 tonnes was outlined in both the Ridge East and Ridge West Zones.

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8.4     THE 1990'S

Following confirmation of strike length continuity of the H-W Horizon westward for at least three kilometres and availability of new diamond drill platforms, an exploration program was launched to target the H-W Horizon between the Ridge Zones and the main H-W deposit (Fig. 6-1). In 1991, this program intersected
33.1 metres of massive sulphide mineralization in the Gap lens.

Subsequent discoveries of this exploration program were the Battle and the Extension deposits. Other peripheral discoveries on the H-W horizon during this time frame included the Trumpeter Zone, located approximately one kilometre east of the H-W deposit. In 1995, the Marshall Zone was discovered approximately one kilometre northwest of the Battle deposit lenses.

A positive production decision was subsequently made for the Battle and Gap deposits with production beginning in 1995. Underground production from the Lynx mine was terminated in 1992 due to poor economics, however, limited access is still available for ventilation and exploration purposes.

8.5     2000 TO PRESENT

Recent exploration efforts have been directed towards upgrading indicated and inferred mineral resources of the Ridge Zone West and Marshall Zones, located one kilometre west and northwest of the current infrastructure. The Price deposit, located to the east in Thelwood valley, has also been revisited.

Diamond drilling for new undiscovered VHMS deposits has yet to be successful during the current E-D-M cycle. Based on financial constraints, an interim decision has curtailed development of strategically positioned underground diamond drill platforms for targets on the western and northern portions of the property. Development of diamond drill platforms is essential as the western half of the property lies under the 1,520 metre high Phillips Ridge.

Definition diamond drilling is currently delineating the Extension Zone and 43 Block. The Extension Zone is located between the H-W and Battle Zone deposits and extends over a one kilometre strike length. The 43 Block definition diamond drilling is nearing completion; mining of initial stoping blocks on this structurally deformed lens commenced in 2001. Near surface mineral resources of the high-grade Lynx deposit S-Zone of the L-M-P Horizon have also been outlined.



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9.0     DRILLING

Diamond drilling has generally been done in-house with the exception of surface drilling. The MFO employs a total of seven underground diamond drills with the bulk of the core currently drilled at AQTK size with lesser amounts of core up to and including HQ.

The MFO underground drill fleet includes the following:

        o   3 Gopher 30 HP electric hydraulic drills - rated to 300 ft AQTK
        o   1 Gopher air powered drill - rated to 200 ft AQTK
        o   1 Advanced 2000 125 HP electric hydraulic drill - rated to 3000 ft
            NQ2
        o 1 Boyles Computerized B20 125 HP electric hydraulic - rated to 3000 ft NQ2
        o   1 Hydracore 2000 75 HP electric hydraulic - rated to 1500 ft BQTK

Due to the location of the mine on the floor of a steep-sided valley, the logistics of drilling from surface have always been difficult. Thus, drilling from underground has been a necessary and expensive part of exploration. As a result, the level of exploration effort has tended to vary over the years with intensive campaigns coinciding with periods when investment requirements elsewhere in the company were low. Peaks of exploration activity occurred in 1969-70, 1980-82 and 1990-92 and resulted in the discovery of the Myra, H-W and Battle deposits (Section 8.0).


          TABLE 9-1 - ANNUAL DIAMOND DRILL FOOTAGE BY TYPE AND LOCATION

---------------------------------------------------------------------------------------
Type                     Location           2003     2002      2001      2000     1999
---------------------------------------------------------------------------------------
Definition Drilling      Battle-Gap        8,870    5,172    19,074    23,294   18,779
                         Extension        11,115    3,778         -         -        -
                         H-W              10,473   11,116    18,051    13,174   11,819
                         Surface Pit           -        -       169       377        -
Subtotal (metres)                         30,458   20,066    37,294    36,845   30,598

Exploration Drilling     H-W                 999        -         -       354    2,452
                         Price               432        -     6,446     2,078        -
                         Lynx                  -        -     6,846    12,747   12,603
                         Surface               -        -         -     2,006      933
Subtotal (metres)                          1,431        -    13,292    17,185   15,988

Total (metres)                            31,889   20,066    50,586    54,030   46,586
---------------------------------------------------------------------------------------

Exploration drilling from the Lynx mine in 1999, 2000 and 2001 was carried out to assess the Ridge Zone West and Marshall Zones (Section 8.5).

Surveying of diamond drill holes varies depending on the type of drilling. All exploration holes are surveyed both at the collar and at depths down the hole. Definition drill holes usually only have the collar location surveyed. Accushot, Sperri-Sun and Tropari (Pajari) are all used to survey holes.

Core recovery at Myra Falls is usually very good and generally exceeds 95 percent.

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All of the drill hole information is entered in Minesight/Compass (referred to as Medsystem in previous years) modeling software. Separate drill hole databases are kept for the H-W mine and the Battle-Gap mine. The mine grid is rotated 48 degrees clockwise from true north. Drill sections are spaced fifteen metres apart. Fan diamond drilling on the sections from near-in development levels defines the shape and grade of the deposits. Delineation drilling information is combined with the available surface or underground exploration drilling information to form the master drill hole database for each model.

The assay intervals are typically one metre long in mineralized rock. The assay database includes assays for gold, silver, copper, lead, zinc, iron, and barite. Generalised geologic intervals are abstracted from the drill logs and added to the database so that rock codes can be plotted in cross section along the drill hole trace.

Values for density and net smelter return ("NSR") are calculated for each assay interval. The density formula is based on a theoretical back-calculation from assay values of the percents of sphalerite, chalcopyrite, galena, pyrite and barite in the sample and assumes that unmineralized rock has a density of 2.70 tonnes per cubic metre. The formula for rock density is: Density = 795047.4/(294,460-1463.8*Zn-476.1*Cu-2913*Fe-2207.6*Pb-2003.2*Ba) tonnes per cubic metre.

The cut-off grade for mining is based on the NSR value of the material. NSR values are calculated for each interval based on the individual assays, the recoveries of the elements into their respective concentrates, minesite operating costs, ocean freight and transportation costs and smelter treatment and refining costs. Because of its importance, NSR is used to help delineate the mineralized lenses on the assay cross sections.

Mineralization is divided into various types, based on the metal zonation and location. These mineralized types are drawn in section and assigned a "lens code". The boundaries for the various mineralized types are developed for every 15 metres and are later interpolated onto intermediate cross sections every five metres. The H-W model consists of 310 cross sections at a spacing of five metres and the Battle-Gap model consists of 206 cross sections at the same spacing.

Mineralization boundaries are drawn on computer screen and categorized by the lens code. In the H-W mine, the lens codes tend to reflect the mineralization type such as stringer zone, massive copper-pyrite core, high zinc, high-grade polymetallic mineralization, and so on. In the Battle-Gap mine, lens codes have been assigned to the geographically distinct lenses although these lenses are also mineralogically distinct from one another.



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10.0    SAMPLING METHOD AND APPROACH

All exploration work is conducted under the direct supervision of a qualified person at the site.

10.1    CORE HANDLING

The diamond driller places the drill core in labeled boxes showing the drill hole number and with marking blocks showing depth down the hole. The core boxes are sealed (taped) at the drill site and delivered to the geology core logging areas for geologic logging and sampling.

10.2    CORE LOGGING

The geologist responsible or his designate prepares the drill core for logging. This includes core box opening and stacking of used boxes and lids for re-use.

The drill hole is logged on computer using the MFO rock descriptions in the appropriate format. Sections selected for assay or analysis are split, sawn or pieced out as appropriate.

10.3    SAMPLING METHODOLOGY

Samples are collected under the supervision of a qualified person. Sampling methodology is dependent on type of drilling (exploration, definition or in-stope) and the homogeneity of material. In any case, maximum sample interval will be 1.5 metres or less if justified by visible significant variation in grade or mineralogy. Where samples are split or sawn, they are done so in an unbiased manner. Whole core is assayed in most definition and in-stope applications. Surface exploration core is split with one half of the core retained.

Where alternate pieces of core are to be assayed, the individual pieces do not exceed 15 centimetres in length. If they are specifically required, procedures such as geotechnical logging and core photography are incorporated prior to core sampling.

The samples along with sample tag are placed in a plastic bag and then transported in crates to the assay laboratory located on the mine site.



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11.0    SAMPLE PREPARATION, ANALYSES AND SECURITY

All sample preparation is carried out on-site in the Company's assay laboratory by the Company's own employees. Sample preparation is accomplished by drying, jaw crushing, cone crushing, riffle splitting to 200-400 grams, ring pulverizing and homogenizing. Samples that are greater than 97 percent passing 100 micron mesh are then analyzed.

Samples are analyzed individually for percent copper, lead, zinc, iron and cadmium. Samples (0.1 grams) are digested with a hydrochloric/nitric acid combination and read on the Atomic Absorption Spectrophotometer (AA) using certified Canmet pulp standards Mp-1a, CCu-1c, CZn-3.

High-grade zinc (greater than 38 percent) samples (0.25-0.5 grams) are titrated with potassium ferrocyanide using CZn-3 as a pulp standard and an in-house pulp as a control sample.

Gold and silver samples (15 grams) are analyzed by fire assaying using 1/2 assay ton weights and the resulting gold/silver beads are weighed with a micro balance.

The assay laboratory quality control program consists of quarterly and blind spot check sample assay comparisons with external certified laboratories. Certified standards, control samples and special laboratory techniques are also used to maintain the quality control program.

All assayers perform quarterly assays on copper and zinc composite samples. The results are tabulated and compared to outside laboratory assays. An average of the differences for each assayer and the laboratory as a whole, are calculated and used to track accuracy and precision. The standard deviation for the assay laboratory is calculated for each method.

Once a month, a blind spot check sample is sent to the assay laboratory and is processed by the buckerman. Five sub-samples (200-300 grams each) are generated and four of these are distributed within the routine samples of the laboratory. One sample is sent to Chemex Labs for analysis. The geology department tabulates an internal and external comparison of the results.

The majority of the current underground diamond drilling is for definition purposes to aid mine planning. There is not a sample security program in effect for these samples, nor is one required.

When surface exploration drilling is carried out, a diligent security program is in effect in which the sample is taken directly from the core logging facility and delivered to the assay laboratory under the supervision of a qualified person. As well, additional sample security consists of ensuring the bucking room and assay laboratory are locked when authorized employees are not working.

The sampling, sample preparation, security and analytical procedures are appropriate and acceptable for this operation.



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12.0    DATA VERIFICATION

The Myra Falls operation has a program of data verification in place. Individual assays are received electronically from the assay laboratory with a paper copy follow-up. The assays are electronically transferred into a sample file which is merged with the core logging and subsequently entered into Compass. Assay results are manually checked against the drill log. Assays are also checked in Compass to determine anomalous outlyers.

The author has not personally verified the data.







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13.0    ADJACENT PROPERTIES

The MFO is located in Strathcona-Westmin Provincial Park. The park is a class "B" provincial park that covers all of the Company's land holdings and is surrounded by the class "A" Strathcona Provincial Park. The Myra Falls mine operates under the Strathcona-Westmin Master Plan. This is the only provincial park in British Columbia in which mining is permitted.

As such, there are no adjacent properties.






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14.0    MINERAL PROCESSING AND METALLURGICAL TESTING

The Myra Falls concentrator has a rated capacity of 1.4 million tonnes per year and produces zinc and copper/precious metals concentrates. The original Myra Falls concentrator was constructed in 1966 and was later replaced in 1985 by the current concentrator that has been progressively modernized since that time. In 1990, the zinc and copper flotation circuits were streamlined by adding column cells and reducing the re-circulation load which resulted in improved zinc recovery. In 1992, a Knelson gravity concentrator was added to each grinding circuit to improve gold recovery.

At surface, the muck is transported from the H-W mine headframe to the mill by a
1.4 kilometre long conveyor belt. This conveyor belt discharges into a 3,600 tonne coarse ore bin at the concentrator. Secondary and tertiary cone crushing and screening reduces the mill feed to less than 16 milimetre by 28 milimetre size. Two 3,500 tonne fine ore bins receive this crushed material.

The concentrator has two parallel grinding and rougher flotation circuits, each capable of treating 2,000 tonnes per day. Rod mill discharge is pumped to a pair of Krebs D20LB cyclones. Cyclone underflow is ball mill feed and is 80 percent to 85 percent solids. Product from the grinding circuit is 75 percent to 80 percent passing through 200 micron mesh. Cyclone underflow is then passed through a Knelson gold concentrator that recovers coarse free gold. Gold and silver recoveries are about 53 percent and 74 percent, respectively.

The resultant mill slurry is then processed by two copper rougher flotation circuits producing a copper final concentrate which reports to the 9.8 metre diameter copper concentrate thickener. Copper rougher scavenger tails and copper cleaner scavenger tails are conditioned and then split into two zinc rougher circuits.

Zinc rougher concentrate from both of the circuits is combined and pumped to the zinc regrind pump box where copper sulfate and collector blend are added to reactivate zinc and lime is added to adjust pH, aiding iron depression. The zinc final column concentrate reports to the 9.8 metre diameter zinc concentrate thickener, whereas the column tail reports to the zinc regrind circuit.

Zinc and copper recoveries during 2003 ran at 85 percent and 77 percent respectively. Zinc and copper concentrates are then pressure filtered to remove water.

Concentrate is transported from the property in 38-tonne truck/trailer units 90 kilometres to Discovery Terminal, a deep-sea docking facility located in Campbell River where the concentrate is loaded onto barge or ship.

 Mill flotation tailings slurry is pumped from the mill to a cyclone plant where the fine particles in the tailings are separated from the total tailings mass. The cyclone underflow (coarse, sand fraction) is pumped to the underground hydraulic backfill plant near the mine shaft/main office complex for subsequent distribution in mined-out areas underground.

The cyclone overflow (fines) slurry is pumped to a high-capacity thickener that recovers the solids in the underflow at 55 percent solids. The thickener overflow (clear effluent) is recycled to the milling process.

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                 FIGURE 14-1 - MYRA FALLS CONCENTRATOR FLOWSHEET





                                   [PICTURE]






         From Boliden Westmin (Canada) Limited

The thickener underflow slurry (55 percent solids) is pumped to a bank of vacuum disc filters where the slurry density is increased to 85 percent solids. The filtered product and thickener underflow slurry are combined at a ratio of 60:40 and mixed in a paddle mixer. The mixture then discharges from the paddle mixer into a positive-displacement pump. The paste tailings are pumped to a deposition site along the northern perimeter of the tailings pond. The paste tailings plant was commissioned during the summer of 2003.

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14.1    TAILINGS DISPOSAL

The surface tailings disposal facility ("TDF") is a surface tailings impoundment created by upstream raises of fill. The tailings dam is approximately 1,400 metres long and 28 metres high. Drainage from the 43 hectare facility reports to a water treatment plant and a series of settling ponds before being released to Myra Creek. The TDF receives 50 percent of the whole tailings stream, with the other 50 percent reporting underground as cemented hydraulic fill (via the backfill plant).

In 1987, a geotechnical audit of the TDF by independent experts, indicated that the facility did not satisfy the recommended operating design standard (a one-in-475-year earthquake event) for seismic stability. Boliden examined several alternatives for strengthening the facility and selected a proposal that will enable it to exceed the recommended operating design standard and meet the recommended closure standard of a one-in-1,000-year earthquake event. At the end of the second quarter of 1999, Boliden received permission from the British Columbia government authorities to implement its proposal and began construction work on the "TDF Upgrade Project".

The originally approved schedule called for completion of all components by 2004. In 2003 however, following the construction and commissioning of the paste tailings plant, a construction extension was requested from, and approved by, the provincial authorities. The current schedule calls for the completion of the upgrade in 2007.

As of January 1, 2004, an estimated 575,000 cubic metres of storage space is available in the TDF, equating to approximately 22 months (November 2005) capacity. While the TDF storage space is being consumed, the Lynx Pit tailings area will be constructed and will have sufficient storage capacity to accommodate tailings for an additional 11 years (until 2017).



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15.0    MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

The mineral resource and reserve estimates were prepared by the following employee of the Company under the supervision of Torben Jensen, Vice President, Engineering of Breakwater:

                      F. Bakker, P. Geo, Project Geologist

The mineral resource and mineral reserve estimates have been classified in accordance with the CIM Standards on Mineral Resources and Reserves Definitions and Guidelines adopted by the CIM Council on August 20, 2000, that classifies the mineral resources into measured, indicated and inferred categories and mineral reserves into proven and probable categories.

Reported mineral reserve and resource estimates are as follows:


                              TABLE 15-1 - REPORTED MINERAL RESERVES AND RESOURCES

------------------------------------------------------------------------------------------------------------------
                                                    31 DECEMBER, 2003                  31 DECEMBER, 2002
                                          TONNES   ZN     CU      AU     AG     TONNES   ZN     CU     AU    AG
                                          (000S)   (%)    (%)     g/t    g/t    (000S)   (%)    (%)    g/t   g/t
------------------------------------------------------------------------------------------------------------------
Proven and Probable Reserves              7,747    6.3    1.2     1.2    40     8,347    6.7    1.2    1.2   40
Measured and Indicated Resources*        10,388    7.8    1.4     1.7    56    11,041    8.1    1.4    1.6   56
Inferred Resources                        2,284    4.9    1.1     1.4    57     2,478    4.9    1.1    1.4   54
------------------------------------------------------------------------------------------------------------------
*Measured and Indicated Resources include Proven and Probable Reserves.

The mineral reserve and resource estimates are developed using the Minesight/Compass (referred to as Medsystem in previous years) modelling software. Separate block models are maintained for the H-W mine and the Battle-Gap mine. The drill hole databases, from which these models were built, are constantly being updated, and intermediate resources are calculated periodically. The mineral reserves and resources are estimated as at year end and published once per year unless there is a material change in such mineral reserve or resource necessitating additional public disclosure.

The H-W and Battle-Gap block models are oriented along the mine grid and have a block size of five metres north by five metres east by four metres vertically. The grade estimation of blocks is accomplished by an inverse-distance-to-the-third power algorithm. The grade of a given block is estimated using only composites with the same lens code as the block's lens code. The maximum number of composites used to estimate a block is ten, the minimum is two and the maximum number from any one drill hole is three. The search ellipse, whose major and intermediate axes are oriented horizontally, is 50 metres along strike (x direction), 25 metres along the dip plane (y direction), and 15 metres vertically (z direction). Block partials for mineralized lenses, mine openings, and material removed from the mining reserve for technical reasons are determined from cross section boundaries.

The block model mineral resources are classified into measured, indicated and inferred categories based on the distance of a block from its nearest composite:

        o Measured = Highest degree of confidence (0-20 percent error in contained metal) - a maximum of 15 metres from a given diamond drill hole.

        o Indicated = Lower degree of confidence (20-70 percent error in contained metal) - a

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                maximum of 30 metres from a given diamond drill hole.

        o Inferred = Low confidence (70-100 percent error in contained metal) - maximum of 50 metres from a given diamond drill hole.

The mineral resources are listed in Table 15-2 below:


                                           TABLE 15-2 - MINERAL RESOURCES

                                As of December 31, 2003 (including Mineral Reserves)

  -----------------------------------------------------------------------------------------------------------
  Area                          Status         Tonnes      Zinc     Copper       Lead        Gold     Silver
                                              (000 t)       (%)        (%)        (%)       (g/t)      (g/t)
  -----------------------------------------------------------------------------------------------------------
  43 Block                      Measured          633       5.4        1.6        0.4         1.9       37.4
  Battle                                        3,000      11.6        1.4        0.9         1.0       51.8
  Extension                                       261       5.4        1.7        0.4         1.2       28.9
  Gap                                             515      14.1        2.0        1.0         2.4      129.2
  H-W-Mine                                      1,727       5.7        1.6        0.5         2.1       49.5
  Sub-Total                                     6,136       9.2        1.6        0.7         1.6       55.2

  43 Block                      Indicated         150       2.6        0.8        0.3         0.8       18.7
  6-Level                                         114       6.9        0.4        1.2         1.6      122.9
  Battle                                          372       7.4        0.9        0.7         0.9       56.0
  Extension                                       349       4.6        1.5        0.4         0.9       54.4
  Gap                                              41      12.5        1.3        1.5         1.5       94.9
  H-W                                           1,581       2.7        1.3        0.3         1.8       26.4
  Lynx                                            241      11.5        2.0        1.2         3.3      105.0
  Marshall                                        589       5.8        0.6        0.8         2.0       98.8
  Price                                           399       9.4        1.4        1.3         2.3       74.9
  Ridge-West                                      416       8.4        1.1        0.9         2.3       76.5
  Sub-Total                                     4,252       5.6        1.1        0.6         1.8       58.2
  -----------------------------------------------------------------------------------------------------------
  Total Mineral Resources*                     10,388       7.8        1.4        0.7         1.7       56.4
  Inferred Mineral Resources                    2,284       4.9        1.1        0.6         1.4       57.4
  -----------------------------------------------------------------------------------------------------------
  * Measured and Indicated Resources include Proven and Probable Reserves.

Mineral reserves, as reported in Table 15-3 below, comprise mineralized areas which:

        (a) have been drilled and/or otherwise sampled to the knowledge level of measured or indicated resources;
        (b) are considered accessible and extractable from currently-active mine workings and are included in the current mining plan; and
        (c) have an NSR value equal to or exceeding a predetermined cut-off value.

A separate extraction factor and dilution rate is applied to each mining area to calculate mineral reserve tonnages and grades. The result is regarded as a mineable mineral reserve with proven and probable status.


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
                                               TABLE 15-3 - MINERAL RESERVES

                                                  As of December 31, 2003

-------------------------------------------------------------------------------------------------------------------------
Area                   Status     Extraction   Dilution    Diluted    NSR      Zinc     Copper    Lead     Gold   Silver
                                    Factor                  Tonnes              (%)        (%)     (%)    (g/t)    (g/t)
                                                           (000 t)
-------------------------------------------------------------------------------------------------------------------------

43 Block               Proven             72%        28%       583      $55     4.2        1.2     0.3      1.5     29.2
Battle                                    69%        33%     2,764      $79     8.8        1.1     0.6      0.8     38.3
Extension                                 72%        31%       247      $51     4.1        1.3     0.3      0.9     22.1
Gap                                       71%        30%       477     $110    10.8        1.6     0.8      1.8     99.4
H-W-Mine                                  71%        25%     1,529      $61     4.7        1.3     0.5      1.7     40.5
Sub-Total Proven                          70%        30%     5,600      $73     7.2        1.2     0.6      1.2     42.5
43 Block               Probable           53%        33%       106      $23     1.9        0.5     0.2      0.5     12.7
6 Level                                     -          -         -        -       -          -       -        -        -
Battle                                    60%        31%       291      $52     5.4        0.7     0.6      0.7     46.9
Extension                                 72%        31%       330      $46     3.6        1.1     0.3      0.7     41.6
Gap                                       15%        30%         8      $89     8.1        1.6     0.4      0.7    133.2
H-W-Mine                                  43%        22%       832      $35     1.9        1.0     0.1      1.4     13.3
Lynx                                       5%       115%        28      $68     6.2        1.3     0.6      1.0     53.8
Marshall                                    -          -         -        -       -          -       -        -        -
Price                                     61%        30%       318      $76     7.5        1.1     1.0      1.5     44.8
Ridge-West                                43%        31%       234      $78     7.6        0.9     0.8      2.0     65.3
Sub-Total Probable                        52%        29%     2,147      $50     4.1        1.0     0.4      1.2     33.5
-------------------------------------------------------------------------------------------------------------------------
Total Proven & Probable                   65%        29%     7,747      $67     6.3        1.2     0.5      1.2     40.0
-------------------------------------------------------------------------------------------------------------------------






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16.0    ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES
        AND PRODUCTION PROPERTIES

16.1    MINING OPERATIONS

Myra Falls currently operates two underground mines: the H-W mine which commenced production in 1985 and the Battle-Gap mine that commenced significant production in 1997. The H-W mine is accessed by a 716 metre deep, six-compartment vertical shaft serviced by a 49 metre high headframe. The shaft is linked to the production areas by 14 kilometres of ramps and lateral development. The Battle-Gap mine is linked to the H-W shaft by a 1.8 kilometre long drift on the 18 level (Fig. 6-1). All men and materials are transported to and from both mines via the H-W shaft.

Mining in the H-W mine is now mainly restricted to the recovery of pillars. Most primary stopes have been mined out and backfilled with cement-stabilised hydraulic backfill material. A recent mine planning reassessment has identified future production opportunities in the H-W mine. The main production method in the H-W mine is sub-level stoping with longhole drilling.

Mining in the Battle-Gap zone applies sub-level stoping and drift-and-fill mining techniques according to the ground conditions. Opened in 1997, this mine is still focused on primary production. Hydraulic backfilling is applied here as well. Up to 55 percent of tailings generated by the mill is returned underground as fill material in H-W and Battle-Gap zones.

Loaded by rubber-tired diesel scoop-trams and hauled to ore passes, the blasted material falls by gravity to the Main Haulage Level (24-level). Mineralized material is transported by electric locomotives to the primary jaw crusher located underground on the 25-level in the H-W mine. Trains are loaded and sent to the crusher according to specific tramming schedules designed to even out grade variations. Mineralized material is crushed to less than 150 millimetres (6 inches) in a 1.2 metre by 1.1 metre (48 inch by 42 inch) jaw crusher and hoisted to the surface in two counterbalanced 11.5-tonne-capacity skips to a 100-tonne storage bin in the headframe. From there the mineralized material is transported by a 1,400 metre long conveyor to a 3,600 tonne coarse ore storage bin at the concentrator.

Ground control is achieved by means of rockbolts, screening, shotcreting and tight filling of voids. In the Battle-Gap zone, high rock pressures arising from the mine's location under Mount Phillips, demands vigilance.

The operation currently employs 358 employees. All of the hourly employees are represented by the Canadian Auto Workers Union - Local 3019. The collective agreement was a seven-year contract expiring on June 30, 2004. The Company is currently in negotiations with the union, regarding the terms of a new collective agreement. The mill operates 24 hours per day, year round. The mine operates on two 10 hour shifts per day. Haulage is run on a continuous basis while other mining activities operate five days per week.

16.2    RECOVERABILITY

 The Myra Falls mill has been producing zinc and copper/precious metals concentrates for several years. Table 16-1 indicates the recoverability of the various metals.

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

                                 TABLE 16-1 - HISTORICAL PRODUCTION DATA: 1995-2003

------------------------------------------------------------------------------------------------------------------
                                   1995      1996      1997     1998     1999    2000     2001    2002     2003
------------------------------------------------------------------------------------------------------------------
Milled Tonnes         000 t         1,197     1,268     1,257    1,047      740   1,167      979     774    1,036
Head Grades
Zinc                  %               2.7       3.9       5.4      5.6      5.7     5.0      6.5     7.3      6.5
Copper                %               2.0       1.6       1.5      1.7      1.6     1.7      1.6     1.2      1.4
Gold                  g/t             1.9       1.7       1.6      1.6      1.6     1.6      1.5     1.5      1.5
Silver                g/t            22.5      21.9      21.3     22.9     19.8    26.7     25.1    46.6     44.1
Mill Recoveries
Zinc                  %              82.7      88.3      91.0     88.8     90.1    88.8     90.8    89.2     85.3
Copper                %              89.5      87.6      86.7     87.3     86.5    87.0     85.4    71.5     76.7
Gold                  %              32.6      39.5      39.1     39.4     36.7    39.4     44.1    53.7     53.5
Silver                %              63.1      64.3      64.8     65.1     63.9    69.7     71.1    77.1     74.1
Concentrate
Zinc                  000 t          53.2      87.1     113.9     95.5     69.2    94.8    105.5    93.1    108.0
Copper                000 t          84.7      67.9      63.7     60.2     40.0    66.9     49.6    27.6     42.9
Contained Metal
Zinc                  000 t          26.8      44.0      61.3     51.8     37.9    52.2     57.9    50.4     57.4
Copper                000 t          21.8      17.6      16.5     15.5     10.4    17.5     13.2     6.8     10.7
Gold                  000 oz         28.3      27.8      24.6     21.6     13.6    24.2     20.3    19.9     27.3
Silver                000 oz        442.0     424.9     388.9    356.4    204.7   524.6    387.5   601.0    720.9
------------------------------------------------------------------------------------------------------------------

Zinc and copper recoveries during 2003 ran at 85 percent and 77 percent respectively. Gold and silver recoveries are about 53 percent and 74 percent, respectively during 2003.

16.3    MARKETS

The Myra Falls zinc, copper and Knelson concentrates are sold mainly to customers in Asia.

16.4    CONTRACTS

Contracts governing the sale of concentrate to customers are within market parameters. The zinc, copper and Knelson concentrates are primarily sold to customers in Asia. Most sales are on renewable contracts with terms ranging from three to five years. There are currently no hedging or forward sales contracts.

There are currently no long-term arrangements in place covering the transportation of the concentrates by vessel.

16.5    ENVIRONMENTAL CONSIDERATIONS

The Myra Falls mine is located within the Strathcona-Westmin Provincial Park. The park was established as a Class B park inside the boundaries of the Strathcona Provincial Park, which is a larger Class A park and covers a total area of 231,000 hectares. The Class B park designation was established in 1989 to allow Westmin's mining interests to continue as industrial development cannot proceed within a Class A provincial park.

Although the Company's mineral claims cover more than 3,600 hectares, the surface area affected by the Myra Falls mine is less than 170 hectares.

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16.5.1  ENVIRONMENTAL PERMITS AND LICENSES

Mining and milling activities at Myra Falls are conducted pursuant to various environmental permits, including waste water and air emission permits issued under the British Columbia Waste Management Act, mining and reclamation permits issued under the Mines Act and park use permits issued under the Park Act. Operations at Myra Falls are conducted in substantial compliance with all of these permits.

All environmental permits and licenses are registered in the name of BWCL (consistent with other permits associated with Mining, and Health and Safety).

16.5.2  PROVINCIAL PARK USE PERMITS

The MFO holds Park Use Permits issued by the British Columbia Ministry of Parks for mining and power generation. The permits are valid for a period of 27 years commencing June 1, 1985, (expiry May 31, 2012) and are renewable.

16.5.3  PROVINCIAL ENVIRONMENTAL PERMITS

The MFO holds three Waste Management Branch Permits issued by the British Columbia Ministry of Water Land and Air Protection ("MWLAP"). As well, the mine holds valid water licenses issued by the MWLAP for Tennent Lake power generation and for water take and diversion.

The site also operates a drinking water distribution system under a permit issued by the British Columbia Ministry of Health.

16.5.4  RECLAMATION PERMITS

The Myra Falls site currently operates under a Reclamation Permit issued by the MEM. The permit contains the Ministry's reclamation requirements including financial security obligations by the Permittee.

16.5.5  RECLAMATION AND CLOSURE PLAN

A revised "Conceptual Closure Plan" for the MFO was filed with the Chief Inspector of Mines, MEM on December 22, 2003, to meet the requirements under the British Columbia Mines Act and Reclamation Code. The report details closure techniques and methods for all site components complete with cost estimates to implement the plan. The revised reclamation and closure capital costs are estimated at $10.3 million.

16.5.6  RECLAMATION AND CLOSURE SECURITY

Reclamation Permit M-26 was amended on April 1, 1998, by the Chief Inspector of Mines in consultation with other provincial ministries, federal departments and agencies. The permit contains conditions for reclamation and security requirements. In fulfillment of its obligations Boliden Limited provided security in the form of irrevocable letters of credit ("LCs") issued by a chartered bank payable to the British Columbia Minister of Finance. As of December 31, 2003, the mine has posted a sum of $10.8 million plus $2.6 million in security in lieu of the deferred TDF Seismic Upgrade Program for 2001 (total amount of $13.4 million). Pursuant to the terms

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of the agreement with Boliden Limited, Breakwater has agreed to substitute letters of credit for the Boliden LCs, on or before June 30, 2005.

16.6    TAXES

The MFO is subject to a Net Revenue Tax and a Net Current Proceeds tax under the British Columbia Ministry of Provincial Revenue, Mineral Tax Act.

The Mineral Tax Act provides for the Crown's financial share of mineral production in two ways. The primary way is to receive 13 percent of a producer's profit that is in excess of a normal return on investment over the life of a mine. This is referred to as Net Revenue Tax. To minimize any disincentive to investment, the province does not receive this share until the producer's investment and a reasonable return on it have been recovered.

The second way is to receive 2 percent of operating cash flow from production in each year. This is referred to as Net Current Proceeds Tax. It is intended to provide compensation for depletion of the resource when production yields less than a reasonable profit for the producer. To avoid double taxation, the Mineral Tax Act provides that the Net Current Proceeds Tax can be deducted from Net Revenue Tax.

Net Current Proceeds tax provides for a "minimum" tax requiring any mine that is recovering more than its current operating costs will pay some tax at the low rate. However, if a mine is not recovering its operating costs, Net Current Proceeds tax is zero and no tax is payable.

16.7    CAPITAL AND OPERATING COST ESTIMATES

Operating and capital costs were developed to coincide with the forecast production plan (Table 16-2). Projected operating costs are consistent with historical numbers and are expected to average $59.70 per tonne milled over the period.

Myra Falls is going through a phase of capital commitment that will enable the mine to operate at least until the end of current mineral reserves with little capital expenditure past 2008. Several new mineralized zones are included in the future mining plan, to replace reducing production from the H-W mine. Substantial underground and surface development needs to be undertaken to facilitate mining of these mineralized zones. Capital costs include required mine development, equipment replacement and the completion of the upgrade to the TDF. In addition, allowances have been included in 2011 for closure.

16.8    ECONOMIC ANALYSIS

A long-term plan has been developed to the year 2010 that is based on mining and processing only the proven and probable reserves at a rate of up to 1.19 million tonnes per annum. Table 16-2 shows the total forecast production for years 2004 to 2010.

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                   TABLE 16-2 - FORECAST PRODUCTION: 2004-2010

                 ------------------------------------------------
                                                           Total
                 ------------------------------------------------

                 Milled tonnes                    000 t    7,577
                 Head Grades
                 Zinc                             %          7.0
                 Copper                           %          1.3
                 Gold                             g/t        1.4
                 Silver                           g/t       46.0
                 Mill Recoveries
                 Zinc                             %         91.5
                 Copper                           %         76.1
                 Concentrate Prod.
                 Zinc                             000 t      889
                 Copper                           000 t      287
                 Contained Metal
                 Zinc                             000 t      530
                 Copper                           000 t       97
                 Gold                             000 oz   334.1
                 Silver                           000 oz  11,328
                 ------------------------------------------------

A financial model has been prepared based on the metal prices, currencies and treatment and refining charges listed in Table 16-3.


                   TABLE 16-3 - LONG-TERM PRICING ASSUMPTIONS

                 ------------------------------------------------
                 Commodity Prices
                 Zinc                      US(cent)/lb.     51.2
                                           US$/t           1,129
                 Copper                    US(cent)/lb.     98.0
                                           US$/t           2,160
                 Gold                      US$/oz            379
                 Silver                    US$/oz           5.61

                 Exchange Rates            US$/C$           1.33
                 Treatment Charges
                 Zinc                      US$/t             160
                 Copper                    US$/t              62
                 Refining Charges
                 Copper                    US(cent)/lb.      6.2
                 ------------------------------------------------

Standard commercial terms are currently in place for payable metal as well as for smelter penalties.

Projected total operating results for the years 2004 through 2011 summarized in Table 16-4.

              TABLE 16-4 - PROJECTED OPERATING RESULTS: 2004 - 2011

                                  ($Cdn 000's)

                 ------------------------------------------------
                                                            Total
                 ------------------------------------------------

                 Milled Tonnes               000 t          7,577
                 Payable Metal
                 Zinc                        000 lbs.     908,016
                 Copper                      000 lbs.     155,352
                 Silver                      000 oz         4,739
                 Gold                            oz       105,067

                 Smelter Revenue             000's        913,251
                 Smelter Treatment Charges               (294,175)
                 ------------------------------------------------


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                 ------------------------------------------------
                 Transportation                           (67,963)
                 Operating Cost                          (452,312)
                 Operating Cash Flow                       98,801

                 Mining Tax                                (1,976)

                 Capital                     000's        (88,269)

                 Cashflow                                   8,556

                 US$/lb./Payable Zinc                       0.440
                 ------------------------------------------------
                 Operating Cost/t Milled                    59.70
                 ------------------------------------------------


The long-term plan estimates the production of 0.9 billion pounds of payable zinc and 155 million pounds of payable copper.

The long-term plan is sensitive to metal prices, exchange rates, operating and capital costs, grade and smelter charges.


                                        TABLE 16-5 - SENSITIVITIES

                                               ($Cdn 000's)

---------------------------------------------------------------------------------------------------------
                                                Cash Cost   Cash Flow      NPV 8%    NPV 10%     NPV 12%
                                                US$/lb Zn    ($ `000)    ($ `000)   ($ `000)    ($ `000)
---------------------------------------------------------------------------------------------------------

Base Case (Table 16-4)         Zn $0.512/lb.
                               Cu $0.980/lb.
                               Exchange 0.75      0.44          8,556       6,597      6,096       5,609
A. Metal Price
Zn Price                       + $0.05/lb.        0.46         46,293      34,293     32,662      30,564
                               -  $0.05/lb.       0.42       (29,367)    (21,924)   (20,640)    (19,511)
Cu Price                       + $0.05/lb.        0.43         14,596      11,205     10,428       9,693
                               -  $0.05/lb.       0.45          2,515       1,989      1,762       1,524
Zn+Cu Price                    + $0.05/lb.        0.45         52,334      39,555     36,996      34,648
                               -  $0.05/lb.       0.43       (35,406)    (26,531)   (24,973)    (23,595)
Prices Mar 12, 2004            Zn $0.502/lb.      0.40         42,155      32,595     30,627      28,808
                               Cu $1.330/lb.

B. Exchange Rate               + $0.05 US/Cdn     0.47       (29,412)    (22,155)   (20,899)    (19,793)
                               -  $0.05 US/Cdn    0.41         51,950      39,459     36,947      34,640

C. Cost
Operating Cost                 + 10%              0.48       (35,771)    (26,964)   (25,411)    (24,036)
                               -  10%             0.42         30,720      23,379     21,849      20,432
Capital Cost                   + 10%              0.44          (271)       (109)      (216)       (353)
                               -  10%             0.44         17,383      13,304     12,410      11,571
D. Grade
Zn Grade Change                +  10%             0.42         43,165      32,551     30,405      28,431
Zn  Grade Change               -  10%             0.47       (26,053)    (19,356)   (18,214)    (17,214)
Cu Grade Change                +  10%             0.43         26,745      20,658     19,360      18,149
Cu Grade Change                -  10%             0.46        (9,635)     (7,464)    (7,170)     (6,933)

E. Smelter Charges
Zn Charges                     + $10/t con        0.45        (3,063)     (2,121)    (2,072)     (2,061)
Cu Charges                     + $10/t con        0.44          4,828       3,754      3,421       3,088
---------------------------------------------------------------------------------------------------------

16.9    PAYBACK

The Myra Falls operation is a well established mine which has paid back its original capital. The operating scenario depicted in Table 16-4 indicates that all future capital will be paid back.

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16.10   MINE LIFE

Existing proven and probable mineral reserves are sufficient for at least seven years of production. Being an underground operation, additional mineralization tends to be delineated as mining proceeds. There is potential for existing mineral resources to be converted to reserves as well as potential for additional new discoveries as only 50 percent of the Myra Falls property has been explored.

Since the start-up of mining more than thirty years ago approximately 30 million tonnes of mineral reserves and resources have been discovered, with over 23 million tonnes of mineralized material being mined. Recent additions have been found by diamond drilling in the vicinity of existing reserves and through a systematic review of old data which has facilitated re-visiting of previously abandoned areas.

                 FIGURE 16-1 - MYRA FALLS EXPLORATION POTENTIAL





                                   [PICTURE]





Steep topography on either side of the Myra Valley makes diamond drilling from surface impractical over much of the Company's property. Despite many years of exploration, over half of the Company's mineral properties at Myra Falls remain untested. The lateral extents of the L-M-P and the H-W Horizons have not been fully defined. A third rhyolite horizon remains untested. Compared to other Archean VHMS regions in Canada and the world, the Sicker Group rocks on Vancouver Island have strong potential to host additional VHMS deposits. A sustained commitment to exploration development and diamond drilling along mineralized will continue this success into the future.

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17.0    OTHER RELEVANT DATA AND INFORMATION

This section does not apply.













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18.0    INTERPRETATION AND CONCLUSIONS

The MFO has a major mineralizing system comprised of mineralized zones of many types and sizes, often of exceptional grade. The current property mineral reserves provide an estimated mine life of approximately seven years if production is limited to the area around the Battle and H-W mines. Sufficient additional tonnages are contained in the measured, indicated and inferred resource categories to potentially double the current mine life, however, exploration work must be conducted in the near future to determine the extent to which these mineral resources can be upgraded to mineable tonnage and to ensure these areas are developed for mining within the time frame of the current mine plan.









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19.0    RECOMMENDATIONS


Historically, a consistent and committed funding level for exploration programs resulted in successful identification of additional mineral reserves and resources and consequently added to the life of the mine.

As stated earlier, there is potential to upgrade mineral resources and identify new deposits. To accomplish the foregoing it is recommended that the Company:

        o complete a review of the potential for increasing mineral resources and reserves at the MFO;
        o prepare and implement an exploration program based on such review;
        o       initiate annual exploration programs;
        o conduct drilling from better-situated drill platforms -- more proximate to the target;
        o conduct additional underground development which is required due to the complex range of mineralized body sizes and shapes.






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20.0    REFERENCES

Bakker, F., 2003. January 2003 Geological Resources and Mining reserves for Myra Falls Operations. Boliden-Westmin (Canada) Limited internal company report.

Bakker, F., 2004. January 2004 Geological Resources and Mining reserves for Myra Falls Operations. Boliden-Westmin (Canada) Limited internal company report.

Chong, A., Becherer, A., Sawyer, R., Palmer, K., and Bakker, F. Massive Sulphide Deposits at Myra Falls Operations, Vancouver Island, British Columbia, Joint G.A.C.-M.A.C.-S.E.G. Field Trip, May 2003 Part A - Field Trip Guide.

Hayward, L., 2001. Gold Recovery Study at Myra Falls, British Columbia, Canada. Unpublished M.Sc. Thesis, Leicester University, United Kingdom.

Juras, S.J., 1987. Geology of the Polymetallic Volcanogenic Buttle Lake Camp, with Emphasis on the Price Hillside, Central Vancouver Island, British Columbia, Canada. Unpublished Ph.D. Thesis, University of British Columbia.

Jones, S., 2001. Geology and Alteration of the Hangingwall "Cap" Rocks of the Myra Falls VHMS District, British Columbia, Canada. Unpublished Ph.D. study, University of Tasmania, Australia.

Pearson, C.A., 1993. Mining Zinc-Rich Massive Sulfide Deposits on Vancouver Island, British Columbia. In International Symposium - World Zinc '93. Hobart, Australia, pp. 75-84.

Pearson, C.A., April 2003. Review of Potential Exploration Targets at Myra Falls Operations, Pearson Geological Services.

Robinson, M., 1992. Geology, Mineralisation and Alteration of the Battle Zone, Buttle Lake Camp, Central Vancouver Island Southwestern British Columbia. M.A.Sc. Thesis, University of British Columbia, 268p.

Sinclair, B.J., 2000. Geology and Genesis of the Battle Zone VHMS Deposits, Myra Falls District, British Columbia, Canada. Unpublished Ph.D. Thesis, University of Tasmania.

Walker, R.R., 1981, Density of Ores and Rocks in the H-W Mine, Inter-Office Letter, Western Mines Limited.

Walker, R.R., 1985. Westmin Resources' Massive Sulphide Deposits, Vancouver Island; Geological Society of America, Cordilleran Section Meeting, May 1985, Vancouver, B.C., Field Trip Guidebook, pp. 1-13.

Weirmar, M., 2004, Myra Falls Land Holdings, personnel communication from Boliden Westmin (Canada) Limited Consultant.

Westmin Resources Limited, December 19, 1995, Short form Prospectus.

Westmin Resources Limited, May 20, 1997, 1996 Annual Information Form.

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Westmin Resources Limited, February 17, 1997, Prospectus, Goldman, Sachs & Co.,
Trilon International Inc.

Winters Company, February 1997, Review of Ore Reserves and Mining Practices Myra Falls Operations, Westmin Resources Limited, Vancouver Island, British Columbia.











--------------------------------------------------------------------------------
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

Breakwater Resources Ltd.                                     Tel.: 416-363-4798
Suite 950, 95 Wellington St. W.                                Fax: 416-363-1315
Toronto, Ontario                                    Email: tjensen@breakwater.ca
M5J 2N7


                              CERTIFICATE of Author

I, Torben Jensen, P.Eng., do hereby certify that:

1.      I am Vice President, Engineering of:
        Breakwater Resources Ltd.
        Suite 950, 95 Wellington St. W.
        Toronto, Ontario
        M5C 2N7

2. I graduated with a diploma in Mining Engineering Technology from Haileybury School of Mines in 1975. In addition, I graduated with a diploma in Mining Engineering from the South Dakota School of Mines, Rapid City, South Dakota in 1978.

3.      I am licensed by Professional Engineers Ontario (PEO) since 1992.

4. I have practiced my profession continuously since 1975. I have held positions in the mining industry in underground coal mining and both underground and surface metal mining in engineering, construction, operating and management roles including Chief Mining Engineer for Hillsborough Resources Ltd. (1985-1995), Manager of Engineering for Black Hawk Mining Inc. (1995-1997), Manager of Engineering and North American Exploration for Breakwater Resources Ltd. (1997-2003) and Vice President, Engineering for Breakwater Resources Ltd. (2003 - present).

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as described in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I am responsible for the preparation of all sections of the technical report titled NVI Mining Ltd., A Wholly-Owned Subsidiary of Breakwater Resources Ltd., Myra Falls Operation, Vancouver Island, British Columbia, NI 43-101 Technical Report and dated July 30, 2004, (the "Technical Report") relating to the Myra Falls property. I visited the property twice to review geology, exploration, infrastructure and development. The first visit was from January 6-13, 2004, and the second visit was from March 4-5, 2004.

7. I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement is a due diligence review in September, 2000, when the property was originally for sale.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.      I am not independent of the issuer applying all of the tests in section
        1.5 of National Instrument 43-101. I am currently an insider of Breakwater Resources Ltd.

10. I have read National Instrument 43-101 and Form 43-101F1 and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical report.


Dated this 30th Day of July, 2004


Signed "Torben Jensen"


 -------------------
Torben Jensen, P.Eng.,
Vice President, Engineering
Breakwater Resources Ltd.

Breakwater Resources Ltd.                                     Tel.: 416-363-4798
Suite 950, 95 Wellington St. W.                                Fax: 416-363-1315
Toronto, Ontario                                    Email: tjensen@breakwater.ca
M5J 2N7


                                CONSENT OF AUTHOR

TO:  BRITISH COLUMBIA SECURITIES COMMISSION
     ALBERTA SECURITIES COMMISSION
     SASKATCHEWAN FINANCIAL SERVICES COMMISSION, SECURITIES DIVISION THE MANITOBA SECURITIES COMMISSION
     COMMISSION DES VALEURS MOBILIERES DU QUEBEC
     OFFICE OF THE ADMINISTRATOR, NEW BRUNSWICK
     NOVA SCOTIA SECURITIES COMMISSION
     REGISTRAR OF SECURITIES, PRINCE EDWARD ISLAND
     SECURITIES COMMISSION OF NEWFOUNDLAND AND LABRADOR
     ONTARIO SECURITIES COMMISSION
     GOVERNMENT OF YUKON
     GOVERNMENT OF NORTHWEST TERRITORIES
     GOVERNMENT OF NUNAVUT
     TORONTO STOCK EXCHANGE

I, Torben Jensen, P.Eng., do hereby consent to the filing of the written disclosure of the technical report titled NVI Mining Ltd, A Wholly-Owned Subsidiary of Breakwater Resources Ltd., Myra Falls Operation, Vancouver Island, British Columbia, NI 43-101 technical report and dated July 30, 2004 (the "Technical Report"), and to the filing of the technical report with the securities regulatory authorities referred to above.

I also certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report contains any misrepresentation of the information contained in the Technical Report.


Dated this 30th Day of July, 2004


Signed "Torben Jensen"


------------------------
Torben Jensen, P.Eng.,
Vice President, Engineering
Breakwater Resources Ltd.